EXHIBIT 3.2

COMMONWEALTH OF THE BAHAMAS

New Providence

Company under the

International Business Companies Act 2000

SECOND	AMENDED AND

RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

CAMPOSOL HOLDING LIMITED

Continued on the day of , 2018

COMMONWEALTH OF THE BAHAMAS

THE INTERNATIONAL BUSINESS COMPANIES ACT 2000

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Camposol Holding Limited

NAME

1.	The name of the Company is Camposol Holding Limited

REGISTERED OFFICE

2.	The Registered Office of the Company will be at Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, New Providence, The Bahamas, the postal address of which is P.O. Box SS-19084, Nassau, New Providence, Bahamas.

REGISTERED AGENT

3.	The Registered Agent of the Company will be H & J Corporate Services Ltd., Ocean Centre, Montagu Foreshore, East Bay Street Nassau, New Providence, The Bahamas, the postal address of which is P.O. Box SS-19084, Nassau, New Providence, Bahamas.

OBJECTS AND POWERS

4.	The objects for which the Company is established are:

(1)	To carry on the businesses or undertakings of a holding and investment company and for purposes of investment and/or for the objects of the company and the carrying on of the Company’s businesses, undertakings and activities: —

	(a)	(i)	To acquire for investment purposes and maintain either in the name of the Company or in the name of any other person, shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, liabilities and securities issued or guaranteed by any company wherever incorporated or carrying on business as well as debentures, debenture stock, bonds, promissory notes, liabilities and securities issued or guaranteed by any Government, Sovereign State, public corporation, public body or authority, independent, dependent, municipal, local or other, wherever situated.

	(ii)	To acquire any such shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities and securities by participating in the incorporation, by contract, tender, purchase, exchange, underwriting, by participating in syndicates or otherwise and whether these are fully paid up or not and under any conditions or restrictions considered to be proper.

	(iii)	To exercise and give effect to all the rights and powers which arise or emanate from the ownership by the Company of any shares, stock, debentures, debenture stock, bonds, promissory notes, commercial or negotiable or in any way transferable instruments, obligations and securities, including, without prejudice to the generality of the matters aforesaid, the right to exercise all the powers of veto or control which the Company may have in consequence of its ownership of any special proportion of the issued or nominal value of the above and to excercise or render all the necessary services relating to the management, control and supervision of any company in which the Company is interested under such terms as it may approve.

	(iv)	To acquire for investment purposes by purchase, lease, exchange, grant, gift, assignment, possession, license or otherwise any movable property of any kind or category and any interest, share or right in such property or in relation to such property which may be considered proper for investment.

	(v)	To sell, mortgage, pledge or otherwise alienate or charge (but not deal in) any shares, stock, debentures, debenture stock, bonds, promissory notes, liabilities or securities or other movable property of the Company of any kind or form including any rights or interests over any such property.

(b)	(i)	To acquire by purchase, lease, exchange, grant, gift, assignment, possession, license or otherwise any land, buildings, rights, privileges, easements over property not belonging to the Company and generally on any immovable property of whatever nature or category and any share, interest or right in such property or in connection with it as may be considered proper for investment.

(ii)	To occupy, erect, build, construct, elaborate divide, plant and exploit for investment purposes but not for commercial purposes land, plantations, farms, houses, buildings or other works of all kinds on any land of the Company or on any other land or property and to demolish, reconstruct, extend, alter and improve any existing houses, buildings or works and generally to improve the property of the Company.

(iii)	To sell, let, mortgage dispose or otherwise alienate (but not to deal in) land, buildings and other immovable property of the Company or any such other property over which the Company may acquire any right or interest.

(iv)	To establish, operate, maintain, build, construct, purchase, take on lease or otherwise acquire offices, shops, sheds, warehouses, retail stations, branches, trade centres, delivery networks, agencies and any other necessary premises or to acquire or use such premises permanently, temporarily or otherwise.

(2)	To carry on all or any of the businesses or undertakings of manufacturers, industrialists, contractors, merchants (wholesale and retail), purchasers, sellers, retailers, suppliers, exporters, importers, distributors, agents, shippers, carriers, customs clearing officials, forwarders, agents of customs clearing officials and forwarders, warehousemen, makers, preparers, packers and to place orders, exchange, grant credit and generally deal in or in relation to any interests, shares, rights, goods, products, commodities, constructions, apparatus, machinery and items of any kind or category.

(3)	To establish, create, carry on, promote develop, and contribute to the creation, carrying on, promotion and development of any industry, manufacture, trade, business for the rendering of services or any business or undertaking and to participate in their management, administration, supervision and control.

(4)	To carry on the business of a service company to any person natural or legal and to render to such persons all the services assistance and facilities that will become necessary to provide or that will from time to time be deemed necessary and/or will be agreed upon between the Company and such persons.

(5)	To procure services and/or assistance of any kind, type, branch and nature, to finance and/or secure and procure logistics for operation and for immediate needs and to carry on the businesses or undertakings of consultants on matters of rendering services.

(6)	To engage and employ for the benefit of the Company or of third persons, to provide or secure the provision of skilled and unskilled labor for all forms of services, as well as to provide all kinds of services, including consultancy services, and to supply, train, engage and employ personnel of all kinds, as well as to provide all kinds of materials and services.

(7)	To render services or assistance as agent, mediator, co-ordinator, broker and as a centre for the collection and/or gathering of information.

(8)	To provide assistance, technical and scientific services or facilities to any governmental state, municipal, local, private or other authority or organisation or company or legal or natural person and to carry on undertake execute, supervise any project for the public benefit or any other project, business, undertaking or study and research, for remuneration or otherwise.

(9)	To carry out financial, stock-exchange and other studies with remuneration or otherwise, for any organisation, bank, company, firm or person and to undertake and carry out, with remuneration or otherwise, on behalf of any organisation (state organisation, organisation the substantial shareholding of which is held by the government, public organisation, private organisation or other), bank, company, firm or person, studies, statistics and research and to give advice in relation to financial and stock-exchange matters as well as personnel matters, to the businesses or undertakings of any description, to the administration, grant, purchase and sale, to gather, prepare, distribute information relating to any business or undertaking and to promote, improve and to indicate methods of procedure or measures which may be deemed desirable or advantageous for the attainment of all or any of the objects of the Company.

(10)	To provide, supply or to procure the provision or supply of any necessary, required or requested service or assistance of any kind or nature by and to any person, company, firm or other legal person or organization.

(11)	To give advice relating to the means and methods for the expansion, development, promotion and improvement of businesses and undertakings of all kinds or descriptions carried on by any person and for the systems or methods relating to the manufacture, storage, distribution, marketing, disposition, sale, promotion and advertisement of any interests, shares, or rights or movables, goods, products, commodities or objects or by the rendering of services of any kind or description to any person.

(12)	To undertake agencies, orders and any kind of business for remuneration or on a commission basis and generally to carry on the businesses or undertakings of service consultants.

(13)	To carry on the businesses or undertakings of financial representatives and consultants, trade agents business, agents, advertising agents and generally transfer agents.

(14)	(a)	To exploit the experience and know-how to be obtained from the Company’s businesses or undertakings and to carry on the businesses or undertakings of consultants in businesses of the same or similar nature, to render to others technical services, to undertake technical or other studies and to render assistance of a technical nature in relation to such businesses and generally to act as consultant or adviser.

	(b)	The above services as managers, administrators, technical consultants or consultants shall be general or special or specialized and shall include (but shall not be restricted to) management or administration, valuations, technical services, technical studies, preliminary studies and cost studies, programming, budgetary control, financial studies, estimates, feasibility studies, quantity surveys, measurements, provision of technical, managerial financial or other advice, advice on arbitral and other disputes, opinions of all kinds as well as other services or facilities.

(15)	To carry on the businesses or undertakings of agents or managers of any businesses or undertakings and to engage specialists or experts for the research and investigation of situations, the administration, the prospects, valuations and conditions of any business or undertaking and generally relating to any property or rights of any kind.

(16)	To carry on the businesses of consultants on matters relating to the setting up, incorporation, organization, functioning, administration, unification, merge, receipt, acquisition, undertaking, and programming of legal persons of any kind, as well as on matters relating to the capability of legal persons to undertake, carry out, execute, promote and pursue all kinds of targets, objects, activities, projects and undertakings.

(17)	To carry on the undertakings or businesses of business consultants, consultants relating to marketing, transfer agents, valuers and to act as mediator for the taking or the setting up of taking salesmen, purchasers, partners and servants.

(18)	To undertake and exercise the office or offices, powers, discretion, duties and obligations of trustee, custodian trustee, executor, administrator, manager, liquidator, agent, nominee, of any person or persons or, for the benefit of any person or persons, companies, corporations, institutions, groups, societies, clubs or other.

(19)	To carry on the businesses or undertakings of secretary, manager, director, managing director, governing director, administrator or representative of any company, firm, public or private organization, agency or other authority or public body or private person, of agent and consultant on matters pertaining to all kinds of management, administration, organization, and guidance of companies, firms, bodies of persons or undertakings, to carry on the business of secretaries, archivists, managers and consultants of any company, firm, organization or body of persons, to offer and render organizational assistance or advice and generally to carry on the businesses of consultants and advisers.

(20)	To organize in The Bahamas or anywhere abroad and from The Bahamas or from any other country or place, to carry out, organize, manage, administrate, control, follow up and generally to supervise, the activities, undertakings, businesses and acts of the Company.

(21)	To enter into any transaction with any governmental, municipal, communal, or other authority or body or with any person that may be deemed necessary or conducive to the objects of the Company and to obtain, purchase, hire, take on lease, exchange from any such authority or person and to register and use any patents, trademarks, diplomas, contracts, licences, easements, rights or privileges. Furthermore, to sell, donate, let or otherwise alienate the above rights or privileges.

(22)	To insure anything or any property or interest or any liability, obligation or event with any other company, firm or person against losses, damages, liabilities, obligations, events and risks of any kind.

(23)	To give guarantees and to sign indemnities to or for the benefit of any person natural or legal and for the purpose of securing any sum guaranteed, to give the same charges and/or securities as the Company is empowered to give in respect of loans contracted by the Company.

(24)	To, borrow, or obtain credit facilities, either acting alone or jointly or in conjunction with others, either with or without any security in such manner as the Company shall think fit and to mortgage, pledge or charge the whole or any part of the undertaking of the Company and the movable and/or immovable property and assets of the Company present or future wherever situated or any part thereof, as well as the whole or any part of the uncalled capital of the Company, so as to secure any loan or loans or part of any such loan or loans or credit facilities and to issue bonds, bills of exchange, promissory notes, debentures with or without a floating charge and debentures payable at any time and in any manner as the Company may think fit, and the whole or part of the product of any such loan or loans or credit facilities, may be wholly or partly available for the benefit or use of the Company itself or of any other company or companies, or person, or persons, or of the Company in conjunction or jointly with another company or companies and/or person or persons, or partly in one way and partly in another.

(25)	To sign, issue, indorse, assign, discount and generally deal in bonds or promissory notes, bills of exchange, bills of lading, negotiable or transferable instruments or documents as well as in all kinds of commercial bonds, warrants, coupons, instruments or documents and to generally perform all acts relating either directly or indirectly, to such business and to the attainment and promotion of the objects of the Company.

(26)	To acquire and undertake the whole or any part of the business or property movable or immovable as well as the liabilities of any natural or legal person carrying on or intending to carry on any business which the Company is authorized to carry on or which may be carried on in connection with the business that the Company is entitled to carry on or, which is capable of being conducted in a way that is directly or indirectly beneficial to the Company or which possesses property suitable for the purposes of the Company.

(27)	To amalgamate, enter into partnership or into any arrangement for sharing of profits, merge or otherwise enter into any joint venture or co-operation with any natural or legal person which carries on or is engaged in or is interested in carrying on or in engaging in any business, work or transaction which the Company is authorized to carry on or, which can in the opinion of the Directors be carried on in conjunction with the businesses of theCompany or, in a way that directly or indirectly benefits the Company.

(28)	To establish or promote or with consent or otherwise contribute to the establishment or promotion of any legal person for the purpose of this person acquiring all or part of the property, rights and liabilities of the Company or for any other purpose which may in the circumstances be deemed directly or indirectly beneficial or of service to the Company and to place, guarantee, secure the disposition of, purchase or in any other way to acquire all or any part of the shares or securities of any such person.

(29)	To distribute among its shareholders in kind any property of the Company or any proceeds of sale or generally to dispose of any such property provided that if any such distribution amounts to a reduction of capital it shall be made only in the manner provided by applicable law, the Memorandum and Articles.

(30)	To establish and maintain or to contribute to the establishment and maintenance of any contributory or non-contributory pension or provident fund or fund for other benefits for the benefit of any persons who are or were at any time in the service of the Company or of any company which is a subsidiary of the Company or is allied to or otherwise associated with the Company or who are or were at any time directors or officers of the Company or of any such other subsidiary company as aforesaid, or the spouses, widows, families or in any other way dependents of any such persons or any of them and to give or in any other way contribute to the giving of donations, gratuities, pensions, grants or allowances or other assistance to any such persons.

(31)	To establish, subsidise and participate in any institution, association, club or fund, calculated to be for the benefit of or to advance the interests of the Company or of any such other company as in the preceding sub-clause referred to and to make payments towards the insurance of any such persons as in the preceding sub-clause referred to and to do any of the matters herein or in the preceding sub-clause referred to either alone or in conjunction with any such other legal person as aforesaid.

(32)

To make donations for charitable, therapeutic, cultural, scientific, educational, artistic, athletic, entertaining or other objects which will be considered by the Company to be of public benefit as well as to establish, manage, operate, participate in, finance, give financial or other support to any charitable, pharmaceutical, philanthropic, cultural, scientific, athletic, educational, artistic, or other institutions, funds, centres, clubs or associations, which the Company may from time to time consider expedient or desirable, and to undertake, carry on, participate in association with others, finance or support by itself or under its auspices, any research, charitable, cultural, scientific, educational, artistic, athletic, entertaining or other activities including the granting, financing or supporting of scholarships or studies, as the Company may consider expedient or desirable.

(33)	To pay in money or otherwise so as to acquire any rights or property and to remunerate any person either by cash payment or by the allotment of shares, debentures or other securities of the Company, credited as paid up in full or in part or otherwise.

(34)	To procure the Company to be registered or recognized in any state or place abroad and to comply with any conditions or terms necessary to enable the Company to carry on any undertakings, businesses or activities in any state or place abroad as well as to establish offices, branches, warehouses, sale shops or other premises in the above states or places for the purpose of achieving the objects of the Company.

(35)	To carry on and/or exercise all or any of the above matters, undertakings, acts, businesses, or powers anywhere, either acting alone or in conjunction or jointly with or in combination or in association or in co-operation with any other company, firm or person and either in the name and on account of the Company or in the name of the Company acting in conjunction or jointly or severally with the name of another, and either as agent, trustee, broker, contractor or otherwise and either directly or through agents, trustees, subcontractors, nominees or otherwise.

(36)	Without prejudice to the foregoing, to engage in any act or activity that is not prohibited under any law for the time being in force in The Bahamas.

(37)	To do all such things generally as maybe deemed useful, conducive, expedient or profitable for the attainment, directly or indirectly, of the above objects or any of them.

In this clause the word “company”, when not applied to the Company, as well as the words “legal person” shall be deemed to include any company or body of persons of limited liability or not or any other legal person and whether incorporated in The Bahamas or abroad, and whether constituted under the laws of The Bahamas or of any other country or state or of any colony or dependency and whether existing or hereafter to be formed.

In the interpretation of this clause, the objects and powers conferred on the Company by any of the sub-clauses of this clause, shall not be restricted but shall be given the widest possible interpretation and, shall not except when the context expressly so requires, be limited by reference to or inference from the objects or powers contained in other sub-clauses or from the terms of any other sub-clauses, or by the name of the Company. None of the above sub-clauses and no object or objects or powers thereby conferred upon the Company shall be deemed subsidiary or auxiliary merely to the objects or powers conferred upon the Company by other sub-clauses, but the Company shall have full right and power to realize or aim in realizing all or any of the objects and powers conferred by and/or contained in any sub-clause of this clause which shall be firstly construed independently as if each and every one of them contained the main objects of the Company and then, where necessary or expedient to give a wider interpretation to its terms, in combination with any other or others.

5.	The Company shall have all such powers as are permitted by any law for the time being in force in The Bahamas, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the objects or purposes of the Company.

6.	The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

7.	Any mortgage or charge of the undertaking and property of the Company shall for the purposes of Section 80 of the Act be regarded as in the usual or regular course of the business carried on by the Company.

CURRENCY

8.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORISED CAPITAL

9.	The authorised capital of the Company is USD 471,880.

CLASSES, NUMBER AND PAR VALUE OF SHARES

10.	The authorised capital is made up of one class of shares divided into 40’000,000 Ordinary Shares of par value USD 0.011797 per Ordinary Share with one vote for each Ordinary Share.

SHARE RIGHTS AND LIMITATIONS

11.	The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the Company is authorised to issue shall be fixed by resolution of directors but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation between the shares of the Company unless the Memorandum of Association shall have been amended to create separate classes of shares and shares of each separate class and series shall have identical rights as to voting, dividends, redemption and distributions.

VARIATION OF CLASS RIGHTS

12.	If at any time the authorised capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

REGISTERED SHARES

14.	Shares may be issued only as registered shares. LIABILITY OF SHAREHOLDERS

15.	The liability of shareholders is limited to the amount, if any, unpaid on the shares respectively held by them.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

16.	The Company may amend its Memorandum and Articles by a resolution of shareholders or by a resolution of the directors.

DEFINITIONS

17.	The meanings of words in this Memorandum are as defined in the Articles.

This Second Amended and Restated Memorandum of Association was adopted by special resolutions of the shareholders and by resolutions of the directors of the Company duly passed on October 25th, 2017.

AS WITNESS this Second Amended and Restated Memorandum of Association is signed this day of , 2017.

Corporate Secretary

Director

COMMONWEALTH OF THE BAHAMAS

THE INTERNATIONAL BUSINESS COMPANIES ACT 2000

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Camposol Holding Limited

TABLE OF CONTENTS

Article	Description	Page

-	Table of Contents	1 - 2
1 - 7	Definitions	3 - 5
8 - 10	Registered Shares	5 - 6
11 - 21	Shares, Authorised Capital and Capital	6 - 7
22 - 24	Lien on Shares	8
25 - 27	Transfer of Shares	8 - 9
28 - 32	Transmission of Shares	9 - 10
33 - 38	Calls on Shares	10
39 - 45	Forfeiture of Shares	11
46 - 51	Reduction Or Increase in Authorised Capital	12 - 13
52 - 79	Shareholders: Meetings and Consents	13 - 17
80 - 92	Directors	18 - 19
93 - 97	Powers of Directors	20
98	Pensions	20
99 - 109	Proceedings of Directors	21 - 22
110 - 113	Officers	22 - 23
114 - 116	Managing Director	23
117 - 120	Conflict of Interests	23 - 24

121 - 123	Indemnification	24
124	Seal	25
125 - 137	Dividends	25 - 26
138 - 142	Accounts	26 - 27
143 - 144	Capitalisation of Profits	27 - 28
145 - 151	Auditors	28 - 29
152 - 155	Notices	29
156 - 157	Arbitration	30
158	Voluntary Winding-Up and Dissolution	30
159	Continuation	30

DEFINITIONS

1.	In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning

Act	The International Business Companies Act 2000 including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.

Affiliate	(or any derivative thereof), in respect of a person, means another person directly, or indirectly through one (i) or more intermediaries, controlling, controlled by or under common control with such person. For the purposes of this definition, the term “control” and its derivative forms refer to the ownership or control of securities of any person ordinarily (and not merely upon the happening of an event of default, an event of noncompliance or other similar event) either (i) having the right to cause the election of a majority of such person’s board of directors or analogous governing body or (b) having more than one-third (1/3) of the equity interest in such person.

Articles	These Articles of Association as they may from time to time be amended, restated or supplemented.

Auditors	The auditors of the Company from time to time.

Board	The board of directors of the Company from time to time.

capital	The sum of the aggregate par value of all outstanding shares with par value of the Company and shares with par value held by the Company as treasury shares plus

(a) the aggregate of the amounts designated as capital of all outstanding shares without par value of the Company and shares without par value held by the Company as treasury shares, and

(b) the amounts as are from time to time transferred from surplus to capital by a resolution of directors.

Memorandum	The Memorandum of Association of the Company as it may from time to time be amended, supplemented or restated.

person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.

resolution of directors	(a)	A resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

	(b)	a resolution consented to in writing by a simple majority of all directors or of all shareholders of the committee of directors, as the case may be;

except where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

resolution of shareholders	(a)	A resolution approved at a duly constituted meeting of the shareholders of the Company by the affirmative vote of:

		(i)	a simple majority of the votes of the shareholders present and entitled to vote thereon and who voted and did not abstain; or

		(ii)	a simple majority of the votes of the shareholders of each class or series of shares present and entitled to vote thereon as a class or series and who voted and did not abstain and of a simple majority of the votes of the remaining shareholders present and entitled to vote thereon and who voted and did not abstain; or

	(b)	a resolution consented to in writing by:

		(i)	a simple majority of the votes of the shareholders entitled to vote thereon, or

		(ii)	a simple majority of the votes of the shareholders entitled to vote thereon as a class and of a simple majority of the votes of the remaining shareholders entitled to vote thereon;

Seal	Any seal which has been duly adopted as the Common Seal of the Company.

securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

shareholder	A person who holds shares in the Company.

surplus	The excess, if any, at the time of the determination of the total assets of the Company over the sum of its total liabilities, as shown in its books of account, plus its issued and outstanding share capital.

treasury shares	Shares in the Company that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, telefax, telegram, cable or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	The realisable value in relation to the assets of the Company shall mean such value as the directors may decide upon as the value of the assets, which value in the absence of fraud shall be conclusive unless a question of law is involved.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

7.	Unless otherwise defined herein or the context otherwise requires, words or expressions contained in the Memorandum or the Articles shall bear the same meaning as in the Act.

REGISTERED SHARES

8.	The Company may issue shares which may be held evidenced and transferred through its duly appointed registrar and transfer agent in uncertificated form, and where any share is held in uncertificated form the Company shall not issue and no person shall be entitled to receive a certificate in respect of such share at any time and for so long as the title to that share is evidenced otherwise than by a certificate pursuant to applicable law and regulations and any rules made by any securities exchange in which shares of the Company are traded. The directors shall have the power to implement any arrangements as they may, in their absolute discretion think fit, in relation to the evidencing and transfer of shares held in uncertificated form and may authorize that the provisions of the rules or regulations, as the case may be, in respect of share certificates, transfers of shares, registration of transfers, registration of shareholders, the Share Register, notifications to shareholders, notices to shareholders calling general meetings of the Company and rights of attendance and voting at such meetings shall apply to these Articles and the same shall accordingly be read and construed as if such regulations and rules, as the case may be, were respectively written herein, subject always to applicable law.

9.	Notwithstanding the foregoing, the Company either by itself or through its duly appointed registrar and transfer agent, shall maintain a Share Register of all of the shareholders of the Company from time to time and all other provisions of these Articles as applicable shall remain in full force with respect to the shareholders of the Company and its and their rights and obligations.

10.	If several persons are registered as holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

SHARES, AUTHORISED CAPITAL AND CAPITAL

11.	Subject to the provisions of these Articles and to any resolution of shareholders the unissued shares of the Company shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

12.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

13.	Shares in the Company may be issued for such amount of consideration as the Company may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares with par value constitutes capital to the extent of the par value and the excess constitutes surplus.

14.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

15.	Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

16.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

17.	Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorised capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors and the excess constitutes surplus, except that the directors shall designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as, a preference if any, in the assets of the Company upon liquidation of the Company.

18.	The Company may purchase, redeem or otherwise acquire and hold its own shares but no purchase, redemption or other acquisition shall be made unless the directors determine that immediately after the purchase, redemption or other acquisition the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realisable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account.

19.	A determination by the directors under the preceding Article is not required where shares are purchased, redeemed or otherwise acquired:

(a)	pursuant to a right of a shareholder to have his shares redeemed or to have his shares exchanged for money or other property of the Company;

(b)	in exchange for newly issued shares in the Company;

(c)	by virtue of the provisions of Section 81 of the Act; and

(d)	pursuant to an order of the court.

20.	Shares that the Company purchases, redeems or otherwise acquires pursuant to Article 18 may be cancelled or held as treasury shares unless the shares are purchased, redeemed or otherwise acquired out of capital pursuant to Section 34 of the Act in which case they shall be cancelled.

21.	Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the votes in the election of directors of the other company, the shareholders of the Company shall not be entitled to vote in respect of such shares or to have dividends paid thereon and such shares shall not be treated as outstanding for any purpose except for purposes of determining the capital of the Company.

LIEN ON SHARES

22.	The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every share standing registered in the name of a shareholder, whether singly or jointly with any other person or persons, for all the debts and liabilities of such shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such shareholder or his estate and any other person, whether a shareholder of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

23.	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as it may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

24	The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the binding obligation in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

TRANSFER OF SHARES

25.	All transfers of shares may be effected by transfer in writing or electronically or in the usual common form, or in such other form as the directors may accept, and may be under hand only.

26.	The instrument of transfer of a share shall be signed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Share Register in respect thereof.

27.	The Directors may decline to recognise the transfer of a share on which the Company has a lien.

TRANSMISSION OF SHARES

28.	The executor or administrator of a deceased shareholder, the guardian of an incompetent shareholder or the trustee of a bankrupt shareholder shall be the only person recognised by the Company as having any title to his share but they shall not be entitled to exercise any rights as a shareholder of the Company until they have proceeded as set forth in the next following 3 Articles.

29.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as personal representative of a deceased shareholder or of the appointment of a guardian of an incompetent shareholder or the trustee of a bankrupt shareholder shall be accepted by the Company even if the deceased, incompetent or bankrupt shareholder is domiciled outside The Bahamas if the document evidencing the grant of probate or letters of administration, confirmation as personal representative, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

30.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any shareholder may be registered as a shareholder upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a shareholder shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt shareholder and the directors shall treat it as such.

31.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any shareholder may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

32.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

CALLS ON SHARES

33.	The Board may from time to time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the par value of the shares or by way of surplus) and not by the conditions of allotment thereof made payable at fixed times, and each shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Board may determine and the shareholders shall be accordingly notified.

34.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed and may be required to be paid by installments.

35.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

36.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding eight per cent (8%) per annum as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

37.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the par value of the share or by way of surplus, shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable. In case of non-payment, all relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Board may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

38.	The Board may, if it thinks fit, receive from any shareholder willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the shareholders by resolution of shareholders shall otherwise direct) five per cent (5%) per annum, as may be agreed upon between the Board and the shareholder paying such sum in advance.

FORFEITURE OF SHARES

39.	If a shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter, during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

40.	The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of nonpayment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

41.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect.

42.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board thinks fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Board thinks fit.

43.	A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

44.	A statutory declaration in writing, that the declarant is a director or the Secretary, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45.	The provisions of these Articles as to forfeiture shall apply in the case of nonpayment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REDUCTION OR INCREASE IN AUTHORISED CAPITAL

46.	The Company may amend the Memorandum to increase or reduce its authorised capital and in connection therewith the Company may in respect of any unissued shares, increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

47.	The Company may amend the Memorandum to:

(a)	divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series; or

(b)	combine the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series;

Provided, however, that where shares are divided or combined under (a) or (b) of this Article, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

48.	The capital may by a resolution of directors be increased by transferring an amount out of the surplus of the Company to capital.

49.	Subject to the provisions of the 2 next succeeding Articles the capital may by resolution of directors be reduced by:

(a)	returning to shareholders any amount received by the Company upon the issue of any of its shares, the amount being surplus to the requirements of the Company;

(b)	cancelling any capital that is lost or not represented by assets having a realisable value; or

(c)	transferring capital to surplus for the purpose of purchasing, redeeming or otherwise acquiring shares that the directors have resolved to purchase, redeem or otherwise acquire.

50.	No reduction of capital shall be effected that reduces the capital to an amount that immediately after the reduction is less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.

51.	No reduction of capital shall be effected unless the directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realisable value of the assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining issued and outstanding share capital.

MEETINGS AND CONSENTS OF SHAREHOLDERS

52.	An annual general meeting shall be held once in every calendar year at such time and at such place within or outside The Bahamas, as may be determined by the directors. In addition to the annual general meeting, the directors of the Company may convene other meetings of the shareholders of the Company at such times and in such manner and places within or outside The Bahamas as the directors consider necessary or desirable.

53.	Upon the written request of shareholders holding fifty (50) percent or more of the outstanding voting shares in the Company the directors shall convene a meeting of shareholders.

54.	The directors shall give not less than seven (7) days’ notice of meetings of shareholders to those persons whose names on the date of the notice is given appear as shareholders in the Share Register and are entitled to vote at the meeting.

55.	The directors may fix the date notice is given of a meeting of shareholders as the record date for determining those shares that are entitled to vote at the meeting.

56.	A meeting of shareholders may be held in contravention of the requirement to give notice if shareholders holding not less than 90 percent of;

(a)	the total number of shares of the shareholders entitled to vote on all matters to be considered at the meeting, or

(b)	the votes of each class or series of shares where shareholders are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting; and for this purpose presence at the meeting shall be deemed to constitute waiver.

57.	The inadvertent failure of the directors to give notice of a meeting to a shareholder, or the fact that a shareholder has not received notice, shall not invalidate the meeting.

58.	Subject to any special rights or restrictions as to voting attached to any class of shares, on a show of hands every shareholder who is present in person shall have one vote and on a poll every member who is present in person or by proxy shall have one vote for every share of which he is the holder.

59.	In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Share Register in respect of the joint holding.

60.	A shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, curator bonis or other person in the nature of a committee or curator bonis appointed by such court, provided that such evidence as the directors may require of the authority of the person claiming to vote shall have been deposited at the Registered Office or such other place as the directors shall direct not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting or for the taking of the poll at which it is desired to vote.

61.	No shareholder shall, be entitled to vote at a meeting of shareholders either personally or by proxy, or to exercise any privileges as member unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

62.	No objection shall be raised as to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is or may be given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the Chairman of the meeting whose decision shall be final and conclusive.

63.	On a poll taken at a meeting of shareholders, the shareholders who have a right to vote can vote, either personally or by proxy. In each case:

(i)	shareholders who have a right to more than one (1) vote may, when voting, choose not to exercise all their voting rights in the same way, but may choose to cast each vote in a different way; and

(ii)	the authorization granted to a proxy need not be the same for all the shares in relation to which the proxy is being appointed by the shareholder.

64.	A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder including otherwise than on a poll and that proxy need not to be a shareholder. A shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Company prior to the meeting, an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

65.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

66.	An instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or if the appointer is a corporation, either under seal or under the hand of an officer or attorney, duly authorised, substantially in the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the shareholder appointing the proxy and in compliance with any requirements imposed by applicable law, any registrar and transfer agent appointed by the Company or any exchange on which the shares are listed. Only shareholders who are individuals may appoint proxies.

(Name of Company)

I/We    being a shareholder of the above Company

with    shares HEREBY APPOINT             of            or failing him of

            to be my/our proxy to vote for me/us at the meeting of shareholders to be held on the day of and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

                    Signed this                    day of

                    Shareholder

67.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its Registered Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

68.	The following shall apply in respect of co-ownership of shares:

(a)	if 2 or more persons hold shares together each of them may be present in person or by proxy at a meeting of shareholders and may speak as a shareholder;

(b)	if only one of them is present in person or by proxy he may vote on behalf of all of them, and

(c) if	2 or more are present in person or by proxy they must vote as one.

69.	A shareholder shall be deemed to be present at a meeting of shareholders if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other and recognise each other’s voice and for this purpose participation shall constitute prima facie proof of recognition.

70.	A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy shareholders representing not less than fifty (50) percent of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by the proxy form or a copy thereof shall constitute a valid resolution of shareholders.

71.	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy shareholders representing not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

72.	At every meeting of shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the shareholders present shall choose some one of their number to be the chairman. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or appointed under an instrument of proxy in prescribed form at the meeting shall preside as chairman failing which the oldest individual shareholder or representative of a shareholder present shall take the chair.

73.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

74.	At any meeting of the shareholders the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

75.	Any person other than an individual shall be regarded as one shareholder and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any shareholder.

76.	Any person other than an individual which is a shareholder of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of shareholders of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual shareholder of the Company.

77.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a copy of such proxy or authority authenticated by the certificate of a Notary which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

78.	Directors of the Company may attend and speak at any meeting of shareholders of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

79.	An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders who shall not have had the opportunity of consenting or objecting to such resolution.

DIRECTORS

80.	Without prejudice to the provisions of Article 89, the directors shall be elected by the shareholders at each annual general meeting.

81.	The minimum number of directors shall be two (2) and there shall be no maximum number. The Company may, from time to time, by resolution of members, increase or reduce the number of directors, provided that such number shall not be smaller or greater than the minimum or maximum number of Directors as provided in these Articles.

82.	Each director shall hold office until the next annual general meeting following his appointment or until his earlier death, resignation or removal, or in the case of a company upon the making of an order for the winding up or dissolution of the company or upon the removal of a defunct company by the Registrar otherwise than pursuant to a winding up order.

83.	A retiring director shall be eligible for re-election.

84.	The Company at the annual general meeting at which a director retires may fill the vacated office by electing a person thereto, and in default the retiring director shall if offering himself for re-election be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost.

85.	No person other than a director retiring at the meeting shall unless recommended by the directors, be eligible for election to the office of director at any shareholder’s meeting unless not less than three (3) nor more than twenty-one (21) days before the date appointed for the meeting there shall have been left at the Registered Office of the Company notice in writing, signed by a shareholder duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election, and also notice in writing signed by that person of his willingness to be elected and such person satisfies any eligibility requirements imposed on the Company by any applicable law, rule or regulation.

86.	A director may be removed from office, with or without cause, by a resolution of shareholders.

87.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

88.	The office of any of the directors shall be vacated if the director:-

(i)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(ii)	becomes permanently incapable or performing his/her duties due to mental or physical illness or due to his/her death;

(iii)	becomes prohibited from being a director of the Company by applicable law; or

(iv)	resigns his office by notice in writing to the Company in accordance with these Articles.

89.	(1)	The Board shall have power at any time, and from time to time, to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the number fixed in accordance with these Articles. Any director so appointed shall hold office only until the next following annual general meeting or until his earlier death, resignation or removal, or in the case of a company upon the making of an order for the winding up or dissolution of the company or upon the removal of a defunct company by the Registrar otherwise than pursuant to a winding up order, and shall then be eligible for re-election.

	(2)	Without prejudice to the provisions of paragraph (1), the Company may byresolution of shareholders appoint any person as a director and determine the period for which such person is to hold office.

90.	(1)	The remuneration of the directors shall be determined from time to time by the shareholders of the Company.

	(2)	Any director who, upon the request of the Company, offers special services to the Company or needs to travel or stay abroad serving the purposes of the Company, shall receive from the Company such additional remuneration in the form of salary, grant, out-of-pocket expenses or in any other manner as the Board may decide.

91.	The shareholding qualification for directors may be determined by the shareholders of the Company by resolution of shareholders; unless and until so determined, no qualification shall be required.

92.	The directors of the Company may be or become members of the board of directors or other officers of, or otherwise be interested in any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

POWERS OF DIRECTORS

93.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the shareholders of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by a resolution of shareholders; but no requirement made by a resolution of shareholders shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

94.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company and the directors may remove any such person so appointed.

95.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent but the directors may revoke or vary such powers. No officer or agent has any power or authority with respect to matters requiring a resolution under this Article or under Articles 90 and 94.

96.	Any director which is a body corporate may appoint in writing any person its duly authorised representative for the purpose of representing it at meetings of the Board and the person so appointed shall be entitled to exercise the same powers on behalf of such body corporate as the body corporate could exercise if it were an individual director.

97.	The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced to their knowledge below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of shareholders.

PENSIONS

98.	The Board may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any person or persons in respect of services rendered by him or them to the Company whether as managing directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary or Affiliate, notwithstanding that he or they may be or may have been a director of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such person or persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person or persons.

PROCEEDINGS OF DIRECTORS

99.	The directors or any committee thereof may meet at such times and in such manner and places within or outside The Bahamas as the directors may determine to be necessary or desirable.

100.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other and recognise each other’s voice and for this purpose participation shall constitute prima facie proof of recognition.

101.	A director shall be given not less than ninety six (96) hours’ notice of meetings of directors, but a meeting of directors held without ninety six (96) hours’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, shall not invalidate the meeting.

102.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one half of the total number of directors, unless there are only two (2) directors in which case the quorum shall be two (2). Where any director is participating in a meeting in accordance with the provisions of Article 100 he shall be counted for the purpose of determining whether the meeting is duly constituted.

103.	At every meeting of the directors the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting the Deputy Chairman of the Board shall preside. If there is no Deputy Chairman of the Board or if the Deputy Chairman of the Board is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

104.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or of a committee of directors consented to in writing without the need for any notice and a resolution of directors consented to in writing as aforesaid may consist of several documents in like form (though they may differ by the means by which they are communicated). If any resolution of directors is adopted otherwise than by the unanimous written consent of all directors a copy of such resolution shall forthwith be sent to any director who shall not have had the opportunity of consenting or objecting to such resolution.

105.	The directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of directors, shareholders, committees of directors, committees of officers and committees of shareholders;

(b)	copies of all resolutions consented to by directors, shareholders, committees of directors, committees of officers and committees of shareholders; and

(c)	such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

106.	The books, statutory registers, records and minutes shall be kept at the Registered Office of the Company.

107.	The directors may, by resolution of directors, designate one or more committees, each consisting of one (1) or more directors.

108.	Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

109.	The meetings and proceedings of each committee of directors consisting of two (2) or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

110.	The Company may by resolution of directors appoint officers of the Company at such time as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board, a Deputy Chairman of the Board, a President and one or more Vice Presidents, Secretaries and Chief Financial Officer and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

111.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of shareholders, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and shareholders, the Deputy Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the Share

Register, minute books and records (other than financial records) of the Company, to appoint a registrar and transfer agent as necessary and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Chief Financial Officer to be responsible for the financial affairs of the Company.

112.	The emoluments of all officers shall be fixed by resolution of directors.

113.	The officers of the Company shall hold office until their successors are duly elected, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

MANAGING DIRECTOR

114.	The Board may from time to time appoint one or more directors to the office of managing director for such period and on such terms as it thinks fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. A director so appointed shall not (whilst holding that office) be subject to retirement in turn nor shall he be counted in the selection of the drectors retiring in turn. His appointment shall be automatically terminated if he ceases for any cause to be a director.

115.	A managing director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Board may determine from time to time. The remuneration of the director appointed as managing director shall be independent of and additional to the remuneration fixed by virtue of Article 89.

116.	The Board may entrust to and confer upon a managing director any of the powers exercisable by them, upon such terms and conditions and with such restrictions as it may think fit, and, either collaterally with or to the exclusion of its own powers and may, from time to time, revoke, withdraw, alter or vary all or any of such powers.

CONFLICT OF INTERESTS

117.	A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare all material facts of the interest at a meeting of the Board.

118.	A director shall not vote in respect of any contract or arrangement in which he is interested, and, if he shall do so, his vote shall not be counted, nor shall he be counted in the quorum present at the meeting.

119.	The directors may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of director for such period and on such terms (as to remuneration or otherwise) as the Board may determine and no director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any director is in any way interested, be liable to be avoided, nor shall any directors so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such directors holding that office or of the fiduciary relation thereby established.

120.	The directors may act in a professional capacity by themselves or through the firm to which they belong for the Company, and they or the firm to which they belong to, shall be entitled to remuneration for their professional services, without taking into account their capacity as directors. Provided that nothing herein contained shall authorise a director or the firm to which he belongs to act as Auditors.

INDEMNIFICATION

121.	Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings against any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil or administrative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

122.	The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company.

123.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

124.	The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or an officer or any other person so authorised from time to time by resolution of directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a stamp of the Seal and of the signature of any director, officer or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

125.	The Company may by a resolution of shareholders declare and pay dividends in money, shares, or other property but no dividend shall exceed the amount recommended by the Board. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors recommending the dividends, a fair and proper value for the assets to be so distributed.

126.	The directors may from time to time pay to the shareholders such interim dividends as appear to the directors to be justified by the profits of the Company.

127.	No dividend shall be declared and paid other than out of surplus and unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realisable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its issued and outstanding share capital.

128.	The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied, and, pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, think fit. The Board may also, without placing the same to the reserve, carry forward any profits which it may think prudent not to distribute.

129.	Subject to the rights of shareholders, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the number of shares held by each shareholder.

130.	The Board may deduct from any dividend payable to any shareholder all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

131.	Notice of any dividend that may have been declared shall be given to each shareholder in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

132.	No dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares or shares held by another company of which the Company holds directly or indirectly, shares having more than 50 percent of the vote in electing directors.

133.	A share issued as a dividend by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred to capital upon the issue of the share.

134.	In the case of a dividend of authorised but unissued shares with par value, an amount equal to the aggregate par value of the shares shall be transferred from surplus to capital at the time of the distribution.

135.	In the case of a dividend of authorised but unissued shares without par value, the amount designated by the directors shall be transferred from surplus to capital at the time of the distribution, except that the directors shall designate as capital an amount that is at least equal to the amount that the shares are entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

136.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value shall not constitute a dividend of shares.

137.	Any one of two (2) or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

ACCOUNTS

138.	The Company shall keep proper books of account to reflect the financial position of the Company in relation to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	all sales and purchases of lands, goods and services by the Company;

(c)	the assets and liabilities of the Company.

139.	For the purposes of Article 138 accounts shall:

(a)	correctly explain all transactions;

(b)	enable the financial position of the company to be determined with reasonable accuracy at any time;

(c)	allow financial statements to be prepared; and

(d)	include the underlying documentation, including invoices, contracts and receipts, necessary to facilitate sub-Articles (a), (b), and (c) of this Article.

140.	Accounting records maintained pursuant to Article 138 shall be kept by the Company for a minimum period of five (5) years from the date of the transaction to which such records relate.

141.	The Board shall, from time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of persons not being shareholders, and no shareholder (not being a director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or applicable law or authorised by the Board or by the Company in at a meeting of shareholders.

142.	The Company may by a resolution of directors include in the computation of surplus for any purpose the unrealised appreciation of the assets of the Company, and, in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.

CAPITALISATION OF PROFITS

143.	The Company may by resolution of shareholders, upon the recommendation of the Board, resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and, accordingly, that such sum be set free for distribution, amongst the shareholders who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such shareholders respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such shareholders in the proportions aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution. Provided that the share premium account and the capital redemption reserve fund may, for the purposes of this Article only be applied in the paying up of unissued shares to be issued to shareholders of the Company as fully paid bonus shares.

144.	Whenever such a resolution as aforesaid shall have been passed, the Board shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Board to follow such provisions by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions and also to authorise any person to enter on behalf of all the shareholders entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDITORS

145.	Auditors shall be appointed by a resolution of shareholders.

146.	The Auditors may be shareholders of the Company but no director or other officer shall be eligible to be an Auditor of the Company during his continuance in office.

147.	The remuneration of the Auditors of the Company shall be fixed by resolution of shareholders or in such manner as the Company may by resolution of shareholders determine.

148.	The auditors shall examine each profit and loss account and balance sheet required to be served on every shareholder of the Company or laid before a meeting of the shareholders of the Company and shall address any matters required by applicable law and state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period;

(b)	all the information and explanations required by the auditors have been obtained.

149.	The report of the Auditors shall be annexed to the accounts and shall be read at the meeting of shareholders at which the accounts are laid before the Company or shall be served on the shareholders.

150.	Every Auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the Auditors.

151.	The Auditors of the Company shall be entitled to receive notice of, and to attend any meetings of shareholders of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

152.	Any notice, information or written statement to be given by the Company to shareholders shall be served personally or by sending it by post, email or facsimile to the intended recipient or to their address shown in the Share Register or if the Share Register does not contain an address for the shareholder, then to the last known address for such shareholder. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of forty-eight (48) hours after same is posted. Where a notice is sent by email or facsimile, it shall be deemed to be effected twenty four (24) hours after dispatch, provided, in the event of email, there is no notification of non-receipt, and, in the event of facsimile, there will be the relevant transmission confirmation.

153.	Notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the Share Register in respect of the share.

154.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

155.	Notwithstanding any other provision hereof, for as long as the Company’s shares are listed on an exchange outside of The Bahamas, a notice sent in accordance with the rules of such exchange shall constitute sufficient notice to each shareholder for all purposes under these Articles.

ARBITRATION

156.	Whenever any difference arises between the Company on the one hand and any of the shareholders or their executors, administrators or assigns on the other hand, touching the true intent and construction or the incidence or consequences of these Articles or of the Act, touching anything done or executed, omitted or suffered in pursuance of the Act or touching any breach or alleged breach or otherwise relating to the premises or to these Articles, or to any Act affecting the Company or to any of the affairs of the Company such difference shall, unless the parties agree to refer the same to a single arbitrator, be referred to two (2) arbitrators one to be chosen by each of the parties to the difference and the arbitrators shall before entering on the reference appoint an umpire.

157.	If either party to the reference makes default in appointing an arbitrator either originally or by way of substitution (in the event that an appointed arbitrator shall die, be incapable of acting or refuse to act) for ten (10) days after the other party has given him notice to appoint the same, such other party may appoint an arbitrator to act in the place of the arbitrator of the defaulting party.

VOLUNTARY WINDING UP AND DISSOLUTION

158.	The Company may voluntarily commence to wind up and dissolve by a resolution of shareholders.

159.	If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the Court) the Liquidator may, with the authority of a resolution of shareholders, divide amongst the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems reasonable upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the Liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

CONTINUATION

160.	The Company may by resolution of shareholders or by a resolution of directors continue as a company incorporated under the laws of a jurisdiction outside The Bahamas in the manner provided under those laws.

These Second Amended and Restated Articles of Association were adopted by special resolutions of the shareholders and by resolutions of the directors of the Company duly passed on October 25th, 2017.

AS WITNESS this Second Amended and Restated Articles of Association is signed this            day of             , 2017.

Corporate Secretary

Director

COMMONWEALTH OF THE BAHAMAS

New Providence

Company under the International Business

Companies Act 2000

SECOND AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

Camposol Holding Limited

Continued on the            day of            , 2018

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